Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SELLAS Life Sciences Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-213908) and on Form S-8 (333-174819, 333-182578, 333-210833, and 333-213248) of SELLAS Life Sciences Group, Inc. of our report dated September 22, 2017, with respect to the consolidated balance sheet of SELLAS Life Sciences Group, Ltd. as of December 31, 2016, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year then ended, and the related notes, before the effects of the retrospective changes resulting from the merger described in Note 1, and the addition of net loss per share information to the consolidated financial statements as described in Note 3 (collectively, the “consolidated financial statements”), not included herein, which report appears in the December 31, 2017 annual report on Form 10-K of SELLAS Life Sciences Group, Inc.

Our report dated September 22, 2017 contains an explanatory paragraph that states that the Company has suffered recurring net losses since its inception, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KMPG Audit Limited

Chartered Professional Accountants

Hamilton, Bermuda

April 12, 2018